NEWS

FOR IMMEDIATE RELEASE                        CONTACT:WARREN HEIDBREDER
December 18, 1998                                    (319) 262-1260


                SETTLEMENT BRINGS END TO BANDAG--TREADCO DISPUTE

MUSCATINE, IOWA - Bandag, Incorporated (NYSE: BDG and BDGA) today announced that it has reached a settlement of a dispute with Treadco, Inc. arising out of the two companies' former business relationship. The settlement provides for a one-time payment by Bandag and resolves all disputes and liabilities between Treadco, Inc. and Bandag, Incorporated and certain of its current and former employees.

The parties have agreed that all terms and conditions of the settlement will be kept confidential, except as required to comply with reporting obligations. The settlement will not have any effect on Bandag's fourth quarter and full year 1998 earnings as the Company had provided for the estimated impact of resolving this dispute in previous periods.

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of approximately 1,300 franchised dealerships who produce and market retread tires, and provide tire management services. Bandag's wholly-owned subsidiary, Tire Distribution Systems, Inc., sells and services new and retread tires.